Exhibit 99.1


              Metris Announces Date for Special Stockholder Meeting

MINNETONKA, Minn. (November 2, 2005) - Metris Companies Inc. (NYSE:MXT) today announced that the date for the special meeting of Metris stockholders to vote on the Company's proposed merger with HSBC Finance Corporation will be November 30, 2005. The meeting will be held at 9 a.m. Central Time at the offices of Dorsey & Whitney LLP located at 50 South Sixth Street, Suite 1500, Minneapolis, Minn. All Metris stockholders of record as of end of day November 4, 2005, will be eligible to vote on the matter. The associated Proxy Statement will be mailed to Metris stockholders on or about November 10, 2005.

If the merger is approved at the stockholder meeting, subject to receipt of regulatory consents and satisfaction of other conditions, Metris and HSBC expect to complete the transaction in early December.

Metris Companies Inc. is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

                                      # # #

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the fact that completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all; financial performance of each of HSBC Finance and Metris through completion of the merger; changes in the capital markets; the occurrence of any circumstance or event that would constitute a material adverse effect with respect to Metris for purposes of the merger agreement; adverse governmental or regulatory policies; failure to resolve Metris' pending SEC investigation in the manner contemplated by the terms of the merger agreement; competition from other financial services companies in Metris' and HSBC Finance's markets; the loss of key employees; and general economic conditions, including movements in interest rates, that could adversely affect credit quality and loan originations and the costs or availability of funding.

For further information on risks that could impact us and the statements contained in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q, and annual reports on Form 10-K, as amended.


Jeff Grosklags
SVP, Investor Relations
Phone: 952.525.5074
Fax: 952.358.4428